Member Audio/Web Conference February 27, 2019 Exhibit 99.1

Winthrop Watson President & CEO

Ted Weller Chief Accounting Officer

Statements contained in this document, including statements describing the objectives, projections, estimates, or predictions of the future of the Federal Home Loan Bank of Pittsburgh (the Bank), may be “forward-looking statements.” These statements may use forward-looking terms, such as “anticipates,” “believes,” “could,” “estimates,” “may,” “should,” “will,” or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the following: economic and market conditions, including, but not limited to, real estate, credit and mortgage markets; volatility of market prices, rates, and indices related to financial instruments; political, legislative, regulatory, litigation, or judicial events or actions; changes in assumptions used in the other-than-temporary impairment (OTTI) process; risks related to mortgage-backed securities; changes in the assumptions used in the allowance for credit losses; changes in the Bank’s capital structure; changes in the Bank’s capital requirements; membership changes; changes in the demand by Bank members for Bank advances; an increase in advances’ prepayments; competitive forces, including the availability of other sources of funding for Bank members; changes in investor demand for consolidated obligations and/or the terms of interest rate exchange agreements and similar agreements; changes in the Federal Home Loan Bank (FHLBank) System’s debt rating or the Bank’s rating; the ability of the Bank to introduce new products and services to meet market demand and to manage successfully the risks associated with new products and services; the ability of each of the other FHLBanks to repay the principal and interest on consolidated obligations for which it is the primary obligor and with respect to which the Bank has joint and several liability; applicable Bank policy requirements for retained earnings and the ratio of the market value of equity to par value of capital stock; the Bank’s ability to maintain adequate capital levels (including meeting applicable regulatory capital requirements); business and capital plan adjustments and amendments; technology and cyber-security risks; and timing and volume of market activity. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. FHLBank Pittsburgh does not undertake to update any forward-looking statements made in this announcement. Cautionary Statement Regarding Forward-Looking Information

Financial Highlights – Statement of Income (in millions)

Financial Highlights – Selected Balance Sheet (in millions) (in millions)

Capital Requirements

Winthrop Watson President & CEO

Who We Are Mission Vision We assure the flow of credit to our members to support housing finance and community lending, and we provide related services that enhance their businesses and vitalize their communities. For the benefit of our membership and their communities, we drive ourselves to excel as a High Performance Bank.

Who We Are Key Business Principles Risk Appetite Liquidity on demand Preservation of the par value of capital stock Protection of the low cost of our debt The Bank must maintain a risk appetite and profile that are consistent with the obligation to preserve unfettered access to liquidity for the membership and the par value of capital stock.

How Our Members View Us How our Member Advisory Board describes interactions and experiences with the Bank “Liquidity” / “Partner” / “Dividends” are the most common references

Advances and Total Assets Advances represent approximately 75% of our balance sheet

Mortgage Partnership Finance® (MPF®) Program “Mortgage Partnership Finance” and “MPF” are registered trademarks of the Federal Home Loan Bank of Chicago. MPF Program portfolio growth began in 2015 and offers a portfolio to complement advances

Letters of Credit A member focus on collateral / liquidity efficiency has enabled robust balances and propelled growth in the number of members using the product

Net Income Strong member utilization and disciplined balance sheet management has driven record profitability Annual Net Income

Dividend A vibrant bank combined with a disciplined Risk and Return culture has generated attractive financial returns In 2018 the Bank paid $229 million in cash dividends

Bringing It All Together Mission A High Performance Bank Champion Continuous Improvement Promote Diversity & Inclusion Develop, Reward & Engage Employees Balance Risk & Return Deliver Member Value Liquidity Housing Community

Kris Williams Chief Operating Officer

2018 Highlights Another fantastic year for the co-op, driven by member activity Record high year-end advances, and near-record average advances for the year Record high year-end LCs, and increased product usage by members Continued strong Mortgage Partnership Finance® (MPF®) Program volume Our business helps your business, and vice versa “Mortgage Partnership Finance” and “MPF” are registered trademarks of the Federal Home Loan Bank of Chicago.

Cash Dividends 20

2018 Community Dividends “Blueprint Communities” is a registered service mark of the Federal Home Loan Bank of Pittsburgh. $58 million committed in 2018 • $6.5M in commitments Available 19 weeks • $400K All funds committed $2B revolving pool Increased pool from $1.25B • $34.2M in commitments • $77M requested • $12.1M Available 14 weeks $4.8M $21.7M requested New! Affordable Housing Program Banking On Business BlueprintCommunities® Community Lending Program First Front Door Home4Good

Spotlight Drueding Center Philadelphia, PA Transitional housing services for homeless parents, ages 18 to 24, and their children Will provide rental subsidies to landlords to increase willingness to rent to young, homeless families Member Institutions: Customers Bank Port Richmond Savings TD Bank Univest Bank & Trust

Collateral Hot Topics eNotes Currently not accepted by the FHLBank System as collateral FHLBank System continues to work to establish eNotes as eligible collateral Engaged with industry participants and advisors, as well as an eRegistry vendor Collateral Valuation Collateral weightings reviewed and approved semi-annually Market Valuation Program Timely filing of Qualifying Collateral Report (QCR)

ü Mark Your Calendar Community Investment Product Funding Round Openings March 6: First Front Door March 25: Banking On Business June 17: Affordable Housing Program Member Reporting April 1: Annual stock confirmation May 1-30: Bank4Banks® user certification May 15: First quarter 2019 QCR due Member Appreciation Events June 10: Malvern, PA June 24: Pittsburgh, PA Stay tuned for additional member education opportunities in 2019 “Bank4Banks” is a registered trademark of the Federal Home Loan Bank of Pittsburgh.

Winthrop Watson President & CEO

Looking Ahead Remain steadfastly focused on our membership Celebrate and protect a business model that works Be clear about principles, priorities and values Follow our roadmap for sustained high performance

Member Audio/Web Conference February 27, 2019